EXHIBIT 3.2(i)

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

ISHARES GSCI COMMODITY-INDEXED INVESTING POOL LLC

The name of the limited liability company is iShares GSCI Commodity-Indexed Investing Pool LLC (the “Company”). The date of filing of the Company’s original Certificate of Formation with the Secretary of State of the State of Delaware was July 7, 2006. This Amended and Restated Certificate of Formation is to become effective upon filing. This Amended and Restated Certificate of Formation was duly executed and is being filed in accordance with Section 18-208 of the Delaware Limited Liability Company Act.

1.	The name of the limited liability company is iShares S&P GSCI Commodity-Indexed Investing Pool LLC.

2.	The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation of ISHARES GSCI COMMODITY-INDEXED INVESTING POOL LLC this 9th day of May, 2007.

BARCLAYS GLOBAL INVESTORS INTERNATIONAL, INC.,
as Manager and Authorized Person

By: /s/ Michael Latham
Name: Michael Latham
Title: Managing Director

By: /s/ Michele Knight
Name: Michele Knight
Title: Principal

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